                                                                   EXHIBIT 10.03

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into and made effective this 30th day of November, 1999 between Santo J. Costa ("Costa") and Quintiles Transnational Corp.
(the "Company").

         WHEREAS, the Company and Costa are parties to an Executive Employment Agreement dated February 22, 1994, amended by a First Amendment to Executive Employment Agreement dated November 4, 1994 and by an Amendment to Contract of Employment dated October 7, 1999; and

         WHEREAS, the Company and Costa desire and intend by this Agreement to amend and restate the existing Employment Agreement as amended and to specify the terms and conditions of Costa's continuing employment relationship with the Company; and

         WHEREAS, Costa agrees to the terms of employment as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the legal sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.       EMPLOYMENT.

                  The Company employs Costa as Vice Chairman of the Company. Costa shall have such duties, responsibilities, and powers as the Board of Directors of the Company (the "Board") may direct from time to time. Costa shall faithfully and diligently discharge his duties and responsibilities hereunder, shall use his best efforts to implement the policies established by the Board, and shall devote substantially all of his business time and attention to the affairs of the Company except as otherwise agreed by the Board. During the term of this Agreement, Costa shall report directly to the Chairman or Chief Executive Officer of the Company, or as he may otherwise be directed by the Board.

         2.       TERM.

                  The term of this Agreement shall be for the period commencing as of the date entered above, November 30, 1999, and ending on December 31, 2001. Notwithstanding the expiration of the term of this Agreement, the obligations of the Company under Section 5 of this Agreement and the obligations of Costa under Section 6 of this Agreement shall continue until all obligations thereunder have been satisfied.

         3.       COMPENSATION AND BENEFITS.

                  The Company shall pay or provide to Costa the following items as compensation for his services:


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                           (i) a base salary of $482,600 per year, which base
salary may be increased from time to time in accordance with normal business practices of the Company, payable as follows: (a) the sum of $482,600, less all applicable withholdings, shall be paid in January 2000; and (b) the sum of $482,600, less all applicable withholdings, shall be paid in twenty-four (24) equal monthly installments beginning in January 2000; and

                           (ii) Costa shall participate as a Level 1.5 employee
in the Executive Compensation Plan (or successor plans) ("ECP") which may be made available from time to time to Company executives at Costa's level; provided, however, that Costa's participation is subject to the applicable terms, conditions and eligibility requirements of the plan documents, some of which are within the plan administrator's discretion, as they may exist from time to time; and

                           (iii) Participation in all general Company benefit
programs as may be adopted and maintained by the Company from time to time, including the Company's Flexible Benefits Plan, which includes medical, dental, life and general and long term disability insurance; an automobile allowance; the Company's Employee Stock Ownership Plan (ESOP), 401(k) and any pension and profit sharing plans, as may be adopted and maintained by the Company from time to time for the employees generally or for a smaller group that includes senior management employees; and

                           (iv) Four weeks paid personal leave on an annual
basis, or such greater period of leave consistent with Company policy. For any calendar year during which Costa is employed for only a portion of the year, personal leave days shall be adjusted pro rata. Personal leave shall not cumulate and must be taken during the year in which it accrues, and is not convertible into cash. Costa shall arrange personal leave in consultation with the Company so as not to conflict with the reasonable needs of the Company. Costa shall be entitled to the same holidays as other employees of the Company; and

                           (v) Reimbursement of ordinary and necessary expenses,
in reasonable amounts, which Costa incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses associated with membership in various professional, business and civic associations and societies of which Costa's participation is in the best interest of the Company; and

                           (vi) Tax return preparation and reasonable financial
planning, consultation and advice by the Company's accounting firm and/or legal counsel and/or financial consultants as may be provided by the Company for senior management of the Company.

The above-stated items of compensation shall not be deemed all-inclusive, and Costa may receive other compensation, as may from time to time be determined by the Board.



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         4.       TERMINATION.

                  Costa's employment under this Agreement shall terminate:

                  (a) Death. Upon the death of Costa; or

                  (b) Disability. Upon notice from the Company to Costa if Costa becomes "permanently disabled." For purposes of this Agreement, Costa shall be deemed "permanently disabled" six (6) months after the first date that he has become disabled by bodily or mental illness, disease, or injury, to the extent that, in the opinion of the Board, he is prevented from performing his material and substantial duties of employment, and such disability has continued uninterrupted for six (6) months. If requested by the Company, Costa shall submit to an examination by a physician selected by the Company for the purpose of determining or confirming the existence or extent of any disability; or

                  (c) Cause. Upon notice from the Company to Costa for cause. For purposes of this Agreement, "cause" shall be defined as (i) a material breach by Costa of his fiduciary duties of loyalty or care to the Company, or
(ii) a willful violation by Costa of any provision of this Agreement, or (iii) a conviction of, or the entering of a plea of nolo contendere by Costa for, any felony or any crime involving fraud or dishonesty.

                  Any notice of termination of Costa's employment with the Company for cause shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein and the date of termination ("Termination Date"). If the cause alleged by the Company shall be other than Section 4(c)(iii) set forth above, Costa shall be given the opportunity to explain and, if possible, to cease or correct the performance (or nonperformance) giving rise to such notice within a reasonable period of time from receipt of notice, but in no event to exceed thirty (30) days; and, upon failure, in the reasonable judgment of the Board, of Costa to cease or correct such performance (or nonperformance) within such thirty (30) day period, Costa's employment by the Company shall automatically be terminated; or

                  (d) Breach. Upon notice from Costa to the Company of the Company's failure to comply with any material provision of this Agreement, provided that the Company shall have thirty (30) days from the receipt of such notice to cure any default under this Agreement. If such default shall be cured or if the Company shall have taken steps to cure the default and reasonably expects to cure such default within the thirty (30) day period, Costa shall have no right to terminate his employment under the provisions of this Section 4(d).


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         5.       COMPENSATION AND BENEFITS PAYABLE UPON TERMINATION.

                  If Costa's employment with the Company is terminated pursuant to Section 4 hereof prior to December 31, 2001 and in the absence of a Change in Control regardless of the circumstances of the termination, then Costa shall be entitled to: (i) his base salary until December 31, 2001; (ii) any annual bonus to which he may be entitled, prorated to the date of termination; and (iii) continued participation until December 31, 2001, in all Company benefit plans and programs in which Costa was entitled to participate immediately prior to the termination of his employment at no greater cost to Costa than the cost he bore for such participation immediately prior to the termination. If Costa's participation in any such plans and programs is barred, then the Company shall arrange upon comparable terms, and at no greater cost to Costa than the cost he bore for such plans and programs prior to the termination date, to provide Costa with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program. Except in the event of termination for cause pursuant to Section 4(c), any termination of Costa's employment will be deemed to be a retirement (including specifically for purposes of any stock option plan pursuant to which options have been issued to Costa).

                  In addition, after December 31, 2001, the Company shall pay for medical insurance for Costa until such time as he becomes eligible for Medicare coverage and shall pay for medical insurance for his spouse until such time as she becomes eligible for Medicare coverage. Said medical insurance coverage shall be comparable to that coverage provided to Costa and his spouse during the time he was employed by the Company. Costa shall be required to contribute to the cost of such medical insurance at the same premium rates as are paid by other management level employees of the Company for comparable coverage.

                  In the event the Company breaches its obligations under this Agreement, Costa has no obligation to mitigate damages.

         6.       NON-COMPETITION AND CONFIDENTIALITY.

                  In consideration of the Company's commitments to Costa hereunder, and other good and valuable consideration, the receipt and adequacy of which are acknowledged by Costa, Costa expressly covenants and agrees:

                           (a) That during the term of this Agreement and for a
period of one (1) year after termination of employment (irrespective of the time, manner or cause of such termination, including expiration of the term hereof) without the previous consent of the Company in writing, duly authorized by resolution of the Board, Costa will not, directly or indirectly, as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, become or be interested in or associated with any other contract research organization, corporation, firm or business engaged in the same or a competitive business with the Company's business or with the business of any subsidiary of the Company in a capacity connected with such entities' competitive activities in the following geographical areas: (i) within a 60-mile radius of the Company's office at 4709 Creekside Drive, Durham, North Carolina 27703-8411; (ii) any



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city, metropolitan area, county (or similar political subdivision in foreign countries) in which Costa's substantial services were provided, or for which Costa had substantial responsibility, or in which Costa performed substantial work on Company and/or Affiliates' projects, while employed by the Company;
(iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Company or its Affiliates is located or does or, during Costa's employment with Company, did business (the "Covenant Not To Compete"). As used in this Agreement, "Affiliates" shall mean: (i) any Company's parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or in part by the Company or Company's parent, subsidiary or related entity. It is agreed that ownership, directly or indirectly, of not more than one (1%) percent of the issued and outstanding stock of a Corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not be deemed to be in violation of the preceding sentence.

                           (b) Costa shall not, at any time during the term of
employment by the Company, and for the period of the Covenant Not To Compete contained in Section 6(a) above, directly or indirectly, solicit, or interfere with the Company's or its subsidiaries' relationship with, or entice away from Company or any of its subsidiaries, any customer, supplier, person, firm, or corporation who has at any time during the one (1) year immediately preceding termination of employment of Costa, done business with the Company, or any of its subsidiaries or offer employment to or procure employment for any person who has at any time during the one (1) year immediately preceding the termination of employment of Costa, been employed by Company, or any of its subsidiaries.

                           (c) Costa shall not, at any time during the term of
employment by the Company, or at any time thereafter, use for any purpose other than in the performance of his work for Company, or knowingly divulge, directly or indirectly, to any entity or person any material information acquired by Costa concerning the Company's, or its subsidiaries' formulae, computer programming techniques, documentation, software source codes, object codes, documentation, "know-how", processes, methods, research, development or marketing techniques, programs, materials or plans, client lists or any other of its or their trade secrets, confidential information, price lists, or pricing policies, except information which is (i) in the public domain, or (ii) becomes public knowledge through no fault of Costa, or (iii) is required to be disclosed by court order or other government process or the disclosure of which is necessary to enable Costa to comply with applicable law or defend against claims. If Costa shall be required to make disclosure pursuant to the provisions of Clause (iii) of the preceding sentence, Costa shall properly notify the Company and take, at the expense of the Company, all reasonably necessary steps requested by the Company to defend against the enforcement of such court order or other government process; and permit the Company to participate with counsel of its choice in any proceeding relating to the enforcement thereof.



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                           (d) Costa agrees that the restrictive covenants
contained above in Section 6 of this Agreement are reasonably necessary to protect the Company's legitimate business interests, are reasonable with respect to time and territory and scope of activities prohibited, and do not interfere with public interest or public policy. Costa further agrees that the descriptions of the restrictive covenants contained above in Section 6 are sufficiently accurate and definite and Costa understands the scope and meaning of the covenants.

                           (e) Costa agrees that a breach or violation of any of
the restrictive covenants contained above in Section 6 of this Agreement will result in immediate and irreparable harm to the Company in an amount which may be impossible to ascertain at the time of any breach or violation, and that an award of monetary damages will not be adequate relief to the Company for such harm. Therefore, Costa agrees that his failure to perform or comply with any or all of the restrictive covenants shall give rise to a right for the Company to obtain judicial enforcement of any or all of the restrictive covenants by a decree of specific performance or other injunctive relief. Costa agrees such remedy, however, shall be cumulative and in addition to any other remedy the Company may have. Costa agrees that the period of time of protection required by the restrictive covenants shall not be reduced by any period of time during which he is in breach or violation of any such covenants. In any action by the Company to enforce the provisions of this Section 6 or to recover damages hereunder, the party prevailing in such action shall have the right to recover from the other party it's reasonable attorneys' fees incurred in prosecuting such action.

         7.       SUCCESSORS; BINDING AGREEMENT.

                  (a) This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company regardless of whether such occurrence constitutes a Change in Control, and the Company shall require any such successor to assume expressly and agree to perform this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Costa's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Costa should die while any amount would still be payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Costa's devisee, legatee or other designee or, if there is no such designee, to Costa's estate.

         8.       CHANGE IN CONTROL.

                  8.1 For purposes of this Amendment, a "Change in Control" shall mean the occurrence of any one of the following:



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                           (a) An acquisition (other than directly from the
Company) of any voting securities of the Company by any "Person" (as such term is used in Sections 3(A)(9), 13(D)(3) and 14(D)(2) of the Securities Exchange Act of 1934, as amended (the "Act")), after which such Person, together with its "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of more than one-third (33.33%) of the total voting power of the Company's then outstanding voting securities, but excluding any such acquisition by the Company, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by the Company (for purposes hereof, a "Subsidiary"), any employee benefit plan of the Company or any of its Subsidiaries (including any Person acting as trustee or other fiduciary for any such plan), or Dennis B. Gillings;

                           (b) The shareholders of the Company approve a merger,
share exchange, consolidation or reorganization involving the Company and any other corporation or other entity that is not controlled by the Company, as a result of which less than two-thirds (66.66%) of the total voting power of the outstanding voting securities of the Company or of the successor corporation or entity after such transaction are held in the aggregate by the holders of the Company's voting securities immediately prior to such transaction;

                           (c) The shareholders of the Company approve a
liquidation or dissolution of the Company, or approve the sale or other disposition by the Company of all or substantially all of the Company's assets to any Person (other than a transfer to a Subsidiary of the Company);

                           (d) During any period of 24 consecutive months, the
individuals who constitute the Board of Directors of the Company at the beginning of such period (the "Incumbent Directors") cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by at least two-thirds (66.66%) of the directors who are then Incumbent Directors.

                  8.2 Termination Following Change in Control. After the occurrence of a Change in Control, Costa shall be entitled to receive payments and benefits pursuant to this Agreement if Costa's employment is terminated pursuant to Sections 8.2(a), (b), or (c) below:

                           (a) Within eighteen (18) months following a Change in
Control, Costa terminates his employment with Company by giving written notice of such termination to Company.

                           (b) Within eighteen (18) months following a Change in
Control, Company terminates Costa's employment for reasons other than "Cause" as such term is defined in Section 4(c) of this Agreement.



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                           (c) Within eighteen (18) months following a Change in
Control, Costa terminates his employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                                    (i) a change in Costa's status, title,
position or responsibilities (including reporting responsibilities) which, in Costa's reasonable judgment, represents an adverse change from his status, title, position or responsibilities in effect immediately prior thereto; the assignment to Costa of any duties or responsibilities which in Costa's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of Costa from or failure to reappoint or reelect him to any of such positions, status, or title except in connection with the termination of his employment for Cause or by Costa other than for Good Reason;

                                    (ii) a reduction in Costa's base salary;

                                    (iii) the Company's requiring Costa to be
based at any place outside a thirty (30) mile radius from Costa's principal place of residence, except for reasonably required travel on Company's business which is not greater than such travel requirements prior to the Change in Control;

                                    (iv) the failure by the Company to continue
in effect any compensation, welfare or benefit plan in which Costa is participating at the time of a Change in Control, including benefits pursuant to the Executive Compensation Plan or similar plans, without substituting plans providing Costa with substantially similar or greater benefits, or the taking of any action by the Company which would adversely affect Costa's participation in or materially reduce Costa's benefits under any such plans or deprive Costa of any material fringe benefit enjoyed by Costa at the time of the Change in Control;

                                    (v) any purported termination of Costa's
employment for Cause without grounds therefor;

                                    (vi) the insolvency or the filing (by any
party including the Company) of a petition for bankruptcy of the Company;

                                    (vii) any material breach by the Company of
any provision of this Agreement after Costa has given the Company notice of the material breach and at least thirty (30) days to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so.); or

                                    (viii) the failure of the Company to obtain
an agreement, satisfactory to Costa, from any successor or assign of the Company to assume and agree to perform this Agreement.



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                   8.3 Severance Pay and Benefits. If Costa's employment with the Company terminates under circumstances as described in Section 8.2 above, Costa shall be entitled to receive all of the following:

                           (a) all accrued compensation through the termination
date, plus any Bonus for which the Costa otherwise would be eligible in the year of termination, prorated through the termination date, payable in cash. For purposes of Sections 8.3(a) and 8.3(b), "Bonus" shall be defined as any benefits for which Costa would be eligible under the Executive Compensation Plan. The amount of such Bonus shall be paid in cash and, for purposes of Sections 8.3(a) and 8.3(b), shall be calculated as if Costa had achieved 100% of Costa's performance goals for that year.

                           (b) a severance payment equal to two and ninety-nine
one-hundredths (2.99) times the annual average of Costa's compensation for the most recent two (2) years, including the amount of his Bonus for the most recent two (2) years. The severance amount shall be paid (i) in cash in thirty-four
(34) equal monthly installments commencing one month after the termination date, or (ii) in a lump sum, within one month after the termination date, at the sole option of Costa.

                           (c) the Company shall maintain in full force and
effect, for eighteen (18) months after the termination date, all life insurance, health, accidental death and dismemberment, disability plans and other benefit programs in which Costa is entitled to participate immediately prior to the termination date, provided that Costa's continued participation is possible under the general terms and provisions of such plans and programs. Costa's continued participation in such plans and programs shall be at no greater cost to Costa than the cost he bore for such participation immediately prior to the termination date. If Costa's participation in any such plan or program is barred, Company shall arrange upon comparable terms, and at no greater cost to Costa than the cost he bore for such plans and programs prior to the termination date, to provide Costa with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program; and

                           (d) a lump sum payment (or otherwise as specified by
Costa to the extent permitted by the applicable plan) of any and all amounts contributed to a Company pension or retirement plan which Costa is entitled to under the terms of any such plan through the date of termination.

                   8.4     Stock Options.

                           (a) Upon a Change in Control, all options ("Options")
to purchase Common Stock of the Company held by Costa as of the date of the Change in Control shall become fully vested and exercisable.

                           (b) If Costa's employment with the Company terminates
pursuant to Section 8.2, then the Options shall remain exercisable until the later of


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                                    (i) the expiration of the applicable period
for exercise following termination of employment set forth in the option agreements (or in any other agreement between Costa and the Company that supersedes the option agreements); or

                                    (ii) three (3) years after the date of
termination (to the extent of the terms of the Options); provided, however, that any "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), that are exercised more than ninety (90) days after the date of termination pursuant Section 8.2 shall be treated for tax purposes as nonqualified stock options.

                   8.5     Excise Tax Payments.

                           (a) If any payment or benefit (within the meaning of
Section 280G(b)(2) of the Code), to Costa or for his benefit pursuant to this Agreement (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the amount of the Payment net of all taxes other than the Excise Tax (the "Net Amount") shall be calculated. Costa shall then receive, in addition to the Payment, an additional payment (the "Gross-Up Payment"), which shall be an amount such that, after payment of all taxes (including the Excise Tax) on the Payment and the Gross-Up Payment, Costa shall retain an amount equal to the Net Amount.

                           (b) An initial determination as to whether a Gross-Up
Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at Company's expense by an accounting firm selected by Company and reasonably acceptable to Costa which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Company and Costa within ten (10) days of the date Costa's employment terminates if applicable, or such other time as requested by Company or by Costa (provided Costa reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Costa with respect to a Payment, it shall furnish Costa with an opinion reasonably acceptable to Costa that no Excise Tax will be imposed with respect to any such Payment. Within ten (10) days of the delivery of the Determination to Costa, Costa shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 8.5 shall be paid by Company to Costa within five (5) days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect Costa's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, Company shall promptly pay to Costa any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon Company and Costa subject to the application of Section (C) below.



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                           (c) Notwithstanding anything in this Agreement to the
contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment, Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment and the Gross-Up Payment, as applicable.

                           (d) Costa is subject to taxation under a non-United
States taxing authority and an excise tax similar to the Excise Tax is imposed on any Payment by such non-United States taxing authority, then Costa shall be entitled to receive a Gross-Up Payment as calculated pursuant to Section 8.5(a) above, based upon the lesser of such non-United States excise tax imposed and the Excise Tax that would have been imposed had the Payment been subject to United States taxation.

         9.       STOCK OPTIONS.

                  The Company and Costa specifically agree and acknowledge that the following delineated stock options are the only such currently outstanding options between the Company and Costa:

                              OPTION NUMBER          SHARES
                              -------------          ------

                                 000174              19,200 (exercised 13,542;
                                                             5,658 remaining)
                                 000407              10,620
                                 000543               2,000
                                 000665               8,000
                                 001441               8,090
                                 001442               2,910
                                 001443               2,750
                                 001620               3,996
                                 002785             100,000
                                 004905               5,549
                                 005149               2,846
                                 005150              10,943
                                 009925               5,299
                                 009931               3,451
                                 009945               1,873
                                 009946              11,930
                                 017636              30,000
                                 018324              90,000
                                 018489               2,874
                                 018490               2,356
                                 018491              14,322
                                 018492               4,003


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                              OPTION NUMBER          SHARES
                              -------------          ------

                                 018493              23,541
                                 018496               2,566
                                 018497              31,988


The option agreements between the Company and Costa, including amendments thereto, covering the above-listed options speak for themselves and are incorporated herein by reference. Notwithstanding any provision in this Agreement or any option agreement to the contrary, in the event of a termination of Costa's employment for any reason other than for cause, all of the above-listed options shall become fully vested and exerciseable as of the date of such termination of employment.

         10.      MISCELLANEOUS.

                  (a) All notices required or permitted hereunder shall be given in writing by actual delivery or by registered or certified mail (postage prepaid) or by telecopy at the following addresses or at such other places as shall be designated in writing:

                           Costa:   Santo J. Costa
                                    108 Martinique Place
                                    Cary, North Carolina 27511

                           Company: Quintiles Transnational Corp.
                                    4709 Creekstone Drive
                                    Riverbirch Building, Suite 300
                                    Durham, North Carolina 27703-8411
                                    Attn: General Counsel


                  (b) If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, all of which shall remain in full force and effect.

                  (c) The failure of the parties to complain of any act or omission on the part of either party, no matter how long the same may continue, shall not be deemed to be a waiver of any of its rights hereunder.

                  (d) This Agreement contains the entire agreement of the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It may be changed or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.



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                  (e) The recitals contained in this Agreement are expressly made a part hereof.


         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement as of the date and year first written above.


                                    EMPLOYEE:


                                    /s/ Santo J. Costa
                                    --------------------------------------------
                                    Santo J. Costa



                                    QUINTILES TRANSNATIONAL CORP.


                                    By:  /s/ Dennis B. Gillings
                                    --------------------------------------------
                                         Dennis B. Gillings, Chairman




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